Exhibit 4.34

EXECUTION VERSION

DATED December 23, 2022

SINA HONG KONG LIMITED

- and -

WEIBO HONG KONG LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF 100% OF THE EQUITY INTEREST

- of –

SINA.COM TECHNOLOGY (CHINA) CO., LTD. (新浪网技术(中国)有限公司)

THIS AGREEMENT IS DATED DECEMBER 23, 2022 AND IS MADE IN HAIDIAN DISTRICT, BEIJING

PARTIES

(1)

SINA Hong Kong Limited 新浪香港有限公司, a company incorporated under the Laws of Hong Kong (registered number: 660551), whose registered office is at Unit 1-3, 20/F, Futura Plaza,111-113 How Ming Street, Kwun Tong, Kowloon, Hong Kong (the “Seller”); and

(2)

Weibo Hong Kong Limited 微博网络(香港)有限公司, a company incorporated under the Laws of Hong Kong (registered number: 1481854), whose registered office is at Unit 1-3, 20/F, Futura Plaza,111-113 How Ming Street, Kwun Tong, Kowloon, Hong Kong (the “Buyer”).

BACKGROUND

The Seller has agreed to sell and the Buyer has agreed to buy the Sale Interest on the terms of this Agreement.

OPERATIVE TERMS

1.	Definitions and Interpretation
1.1	In this Agreement:

“Business Day” means a day (except a Saturday or Sunday) on which banks are open for general banking business in Hong Kong and the PRC;

“Buyer” has the meaning given to it in the Preamble;

“Buyer’s Warranty” means a statement set out in Schedule 4 and “Buyer’s Warranties” means all those warranties;

“CFETS” means China Foreign Exchange Trading System (National Interbank Funding Centre), an organisation established under the laws of the PRC, with its registered address at No. 15 Zhongshan Dong Yi Road, Shanghai, PRC;

“Claim” means a claim for breach of any term of the Transaction Documents;

“Company” means Sina.com Technology (China) Co., Ltd. (新浪网技术（中国）有限公司) (details about which as at the date hereof are set out in part 1 of Schedule 1);

“Company Subsidiary” means a company listed in part 2 of Schedule 1 and “Company Subsidiaries” means all those companies;

“Completion” means completion of the sale and purchase of the Sale Interest in accordance with clause 5, which occurs on payment of the Purchase Price in accordance with this Agreement;

“Equity Pledge” means, as a security for the payment of the secured obligations under the Facility Agreement, the Seller pledged, by way of a first priority pledge, the 100% equity interest it holds in the Company in favor of the Security Agent;

“Facility Agreement” means the facility agreement (贷款协议) dated 5 March 2021 made between, among others, New Wave MMXV Limited as borrower and the Security Agent;

“Group Company” means the Company or a Company Subsidiary and “Group Companies” or “Group” means all those companies;

“Encumbrance” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption, trust or other third party right or interest of any kind, whether granted for the purpose of security or not and “Encumbrances” means all those kinds of right or interest;

“Equity Transfer Registration” means the relevant registration formalities to be undertaken by the Seller with the SAMR in accordance with clause 5.4 in relation to the sale and purchase of the Sale Interest pursuant to this Agreement, as required by applicable PRC law;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“RMB” means Renminbi, the lawful currency of the PRC;

“PRC” means the People’s Republic of China which, for the purpose of this Agreement only, excludes Hong Kong, the Macau Special Administrative Region and Taiwan;

“PRC Application Documents” means the full set of application documents (including the PRC Filing Equity Transfer Agreement) to be submitted to the SAMR and other PRC authorities as necessary for the registration/filings of the sale and purchase of the Sale Interest in accordance with this Agreement.

“PRC Filing Equity Transfer Agreement” means the local equity transfer agreement substantially in the form set out in Schedule 5 (Form of PRC Filing Equity Transfer Agreement) (or any other form required by SAMR) to be executed by the Buyer and the Seller for PRC government filing purposes only.

“Purchase Price” means the purchase price for the Sale Interest to be paid on Completion in accordance with clause 3.2;

“SAMR” means the State Administration for Market Regulation and its local counterparts.

“Sale Interest” means 100% of the equity interest of the Company;

“Security Agent” means China Minsheng Banking Corp., Ltd. Shanghai Branch (中国民生银行股份有限公司上海分行);

“Seller’s Warranty” means a statement set out in Schedule 3 and “Seller’s Warranties” means all those warranties;

“Transaction Documents” means this Agreement and any other document entered into by the parties on or about the date of this Agreement in connection with the transactions contemplated hereunder;

“US$” or “USD” means United States dollars, the lawful currency of United States of America; “Warranty” means a Buyer’s Warranty or a Seller’s Warranty and “Warranties” means all those warranties.

1.2	In this Agreement:
(a)	a reference to a clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;
(b)

a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(c)

a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, amended or extended before the date of this Agreement and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date of this Agreement;

(d)

a reference to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(e)	a reference to one gender is a reference to all or any genders, and words in the singular include plural and vice versa;
(f)

a reference to a person’s “group” is, unless otherwise stated, a reference to that person, its subsidiaries and their subsidiaries, its holding company and any other subsidiaries of its holding company; and

(g)	a reference to “including” or “includes” does not limit the scope of the meaning of the words preceding it.
1.3	The schedules form part of this Agreement and a reference to “this Agreement” includes its schedules.
1.4	The headings in this Agreement do not affect its interpretation.
1.5

This Agreement shall be binding on, and enure to the benefit of, the parties and their respective successors and permitted assigns, and references to a “party” shall include such party’s successors and permitted assigns.

1.6

Unless otherwise specified herein, where this Agreement specifies an amount in a given currency (the specified currency) or its equivalent, the equivalent is a reference to the amount of any other currency which, when converted into the specified currency utilising the rate of exchange for the purchase of the specified currency with that other currency published by the CFETS on the relevant date, is equal to the relevant amount in the specified currency. For the purpose of calculating the Purchase Price, the parties agree to apply the exchange rate equivalent to the central parity of RMB against USD published by the CFETS on the date of payment of the Purchase Price in accordance with this Agreement.

2.	SALE AND PURCHASE
2.1	The Seller shall sell and the Buyer shall buy the Sale Interest, subject to the Equity Pledge, and together with all rights attaching or accruing to it.
3.	PURCHASE PRICE
3.1	The Purchase Price is USD equivalent of RMB 1,506,630,000.
3.2	The Buyer must pay the Purchase Price in cash on Completion in accordance with the provisions of paragraph 2.1 of Schedule 2.
4.	CONDITIONS
4.1	Completion is conditional on the following conditions being satisfied, or waived by the Buyer pursuant to clause 4.4:
(a)	a copy of each Transaction Document duly executed by the parties thereto;
(b)

a copy of the minutes or written resolutions of the board of directors of the Seller (and, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholder(s)) authorising the Seller’s execution of each Transaction Document to which it is a party and performance of its obligations under it; and

(c)	a copy of the minutes or written resolutions of the board of directors of the Buyer (and, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholder(s)) authorising the Buyer’s execution of each Transaction Document to which it is a party and performance of its obligations under it.

4.2

The Seller will use all reasonable endeavours to procure that each condition set out in clause 4.1 is satisfied as soon as practicable. The Seller will give evidence in a form reasonably satisfactory to the Buyer of satisfaction of the conditions set out in clause 4.1, such evidence to be given as soon as possible and in any event within one (1) Business Day of satisfaction.

4.3

The Buyer will provide reasonable assistance in relation to satisfaction of clauses 4.1, including but not limited to the signing of the Transaction Documents to which it is a party and the relevant corporate authorizations.

4.4	The Buyer may at its complete discretion, by notice to the Seller, waive a condition set out in clause 4.1 either in whole or in part.
5.	COMPLETION
5.1

Completion must take place at the offices of the Buyer (or at another location agreed in writing between the Buyer and Seller) on the second (2nd) Business Day after the date on which the conditions set out in clause 4 have been achieved and evidence of satisfaction given in accordance with clause 4.2 or waived, or any date as may be agreed between the Seller and the Buyer.

5.2

At Completion, the Seller and the Buyer must comply with their respective obligations set out in Schedule 2. The Seller and the Buyer further confirm that the assets and documents of the Company listed in paragraph 1.1 of Schedule 2 do not need to be physically delivered, and the deposit of those in the Company shall be deemed as the Seller’s obligations at Completion hereunder.

5.3	Neither party is obliged to complete this agreement unless each of the Buyer and the Seller complies with all its obligations under Schedule 2 simultaneously.
5.4	The Seller undertakes to the Buyer that it shall, as soon as practicable, upon occurrence of the Completion:
(a)

use commercially reasonable effort to procure the release of the Equity Pledge and the completion of the de-registration formalities with the SAMR; provided that the release and the de-registration shall be carried out by the Security Agent or its authorized representatives;

(b)	complete the Equity Transfer Registration, including but not limited to the submission of the PRC Application Documents with a new business licence of the Company being issued by the SAMR; and
(c)	complete the registration of any new legal representative, board of directors or executive director or supervisor of the Company (as the case may be) appointed by the Buyer with the SAMR.
5.5

The Buyer will provide reasonable assistance in relation to satisfaction of clauses 5.4, including but not limited to signing of the PRC Filing Equity Transfer Agreement, provision of the PRC Application Documents.

6.	WARRANTIES
6.1	The Seller warrants to the Buyer that, each Seller’s Warranty is true, accurate and not misleading on the date of this Agreement.
6.2	The Buyer warrants to the Seller that each Buyer’s Warranty is true, accurate and not misleading on the date of this Agreement.

6.3

Each Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement.

6.4

Each party undertakes to indemnify and keep indemnified the other party from and against all claims, liabilities, losses, costs and expenses which such other party may suffer or incur as a result of breach of any term of the Transaction Documents (including any breach of any undertaking or Warranty given by the party under this Agreement).

7.	LIABILITY
7.1	The aggregate liability of each party for all Claims shall not exceed the lower of (i) the amount of the actual losses incurred; or (ii) the amount equal to the Purchase Price.
7.2

Each party shall not be liable for a Claim unless notice in writing of the Claim, summarising the nature of the Claim and, as far as is reasonably practicable, the amount claimed, has been given on or before the second (2nd) anniversary of Completion.

8.	CONFIDENTIALITY
8.1	After Completion, the Seller must:
(a)	not disclose information relating to the negotiation, existence or provisions of this Agreement or any confidential information relating to the Group Company;
(b)	not make or send or permit another person to make or send on its behalf a public announcement or circular regarding the existence or the subject matter of this Agreement, and
(c)	ensure that no member of its group discloses information relating to the negotiation, existence or provisions of this Agreement, unless:
(i)	it has first obtained the Buyer’s permission; or
(ii)	permitted under clause 8.2.
8.2	Clause 8.1 does not apply to a disclosure or use of information if:
(a)	the disclosure or use is required by applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;
(b)	the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s group are listed or traded;
(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person’s group for the purpose of ensuring compliance with the terms of this Agreement;
(d)

the disclosure or use is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a tax authority in connection with the tax affairs of a member of the disclosing person’s group; or

(e)

the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of this clause 8 as if it were a party to this Agreement.

9.	ASSIGNMENT

Neither party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement.

10.	NOTICES
10.1

A notice or other communication under or in connection with this Agreement shall be in writing and shall be deemed duly served in accordance with Clause 10.2 if left at or sent by registered post or facsimile transmission or other means of telecommunication in permanent written form to the address or facsimile number of the addressee’s last known address (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to all other parties hereto).

10.2

Any such notice, demand or other communication shall be deemed to be served and delivered if delivered personally, when actually delivered to the relevant address; if sent by post, 48 hours after posting; and if given or made by fax, when despatched, subject to the production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety.

11.	TAXES AND COSTS

Each party will be responsible for its own taxes and costs incurred in connection with the negotiation, preparation, execution and implementation of this Agreement in accordance with the applicable laws.

12.	VARIATION

A variation of this Agreement is valid only if it is in writing and duly executed by, or on behalf of, the parties.

13.	FURTHER ASSURANCE

Each party shall do and execute or procure to be done and execute all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement, and (so far as it is able) to provide such assistance as the other parties may reasonably request (including without limitation, exercising its power as shareholders) to give effect to the spirit and intent of this Agreement.

14.	WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

15.	RIGHTS AND REMEDIES ARE CUMULATIVE

Except as expressly provided in this Agreement, the rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

16.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and any party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each party had executed the same document.

17.	EFFECT OF COMPLETION

Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion. The transfer of the Sale Interest shall be effective on the date of the completion of the Equity Transfer Registration.

18.	ENTIRE AGREEMENT
18.1

This Agreement and the other Transaction Documents constitute the entire agreement between the Buyer and the Seller in respect of the sale and purchase of the Sale Interest and supersede and extinguish any previous and contemporaneous agreement or arrangement, whether written or oral, between the Buyer and the Seller relating to the subject matter hereof and thereof.

18.2

Each party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement by a warranty, statement, representation or undertaking which is not expressly included in this Agreement.

18.3

No party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of another party in connection with or relating to a transaction which is not expressly included in this Agreement.

18.4	Nothing in this clause 18 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.
18.5

For the sole purpose of the registration and filing of the sale and purchase of the Sale Interest pursuant to this Agreement with the relevant Authorities in the PRC, the Buyer and the Seller will sign the PRC Filing Equity Transfer Agreement which will be submitted as a part of the PRC Application Documents. The parties agree that the PRC Filing Equity Transfer Agreement shall not in any form constitute an amendment to this Agreement. Should there exist any conflict between the PRC Filing Equity Transfer Agreement and this Agreement, the terms of this Agreement shall prevail.

19.	INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

20.	GOVERNING LAW AND JURISDICTION
20.1	This Agreement is governed by and must be interpreted in accordance with PRC law without regard to the principles of conflict of laws thereunder.
20.2

The competent PRC court in Beijing, Haidian District (being the place where this Agreement is executed) has exclusive jurisdiction to settle any claim or dispute arising out of or in connection with this Agreement or the legal relationships established by this Agreement.

21.	LANGUAGE
21.1	This Agreement is written in English. Unless otherwise provided in writing, any notice, demand, request, declaration, evidence or other communication required hereunder shall be in English or Chinese.
21.2

The parties acknowledge and agree that, notwithstanding the PRC Filing Equity Transfer Agreement, this Agreement sets forth the full understanding of the parties with respect to the subject matter hereof and accordingly (i) in the event of any inconsistency between this Agreement and the PRC Filing Equity Transfer Agreement, this Agreement shall prevail and (ii) no party shall make any claim based on any omission or ambiguity in the PRC Filing Equity Transfer Agreement or on any conflict of the terms thereof with this Agreement.

EXECUTED by the parties on the date stated at the beginning of it.

[Signatures on following pages]

[Execution Page]

The Seller
/s/ Yang Yan
SIGNED BY	)
Yang Yan, its director	)
for and on behalf of	)
SINA Hong Kong Limited	)
新浪香港有限公司	)

[Sina.com Technology (China) Co., Ltd. – Sale and Purchase Agreement]

[Execution Page]

The Buyer
/s/ Cao Fei
SIGNED BY	)
Cao Fei, its director	)
for and on behalf of	)
Weibo Hong Kong Limited	)
微博网络(香港)有限公司	)

[Sina.com Technology (China) Co., Ltd. – Sale and Purchase Agreement]

SCHEDULE 1

Particulars of the Group

Part 1: The Company and the Sale Interest

Registered name	Sina.com Technology (China) Co., Ltd. (新浪网技术（中国）有限公司)
Unified Social Credit Number	911101087699003581
Registration authority	Administration for Market Regulation in Haidian District, Beijing
Place of incorporation	PRC
Date of incorporation	23 December 2004
Registered office	7/F, SINA Headquarters Research Building, Lot N-1 and N-2, Zhongguancun Software Park Phase II (West Expansion), Dongbeiwang West Road, Haidian District, Beijing
Term	23 December 2004 to 22 December 2024
Registered capital	US$ 105,000,000
Management	Cao Guowei (曹国伟) (Legal Representative, Director and Manager) Wang Yan (汪延) (Director) Du Hong (杜红) (Director) Gu Haiyan (谷海燕) (Supervisor)
Business Scope

Research, development and production of computer hardware, software and peripherals, network products; technology transfer, providing advice, services and training of technology; website design and maintenance; computer system integration; consultancy services for e-commerce solutions; sales of self-produced products; advertising design, advertising production, advertising publication and advertising agency.

Registered and beneficial shareholders
Name	Percentage of registered capital held
SINA Hong Kong Limited 新浪香港有限公司	100%
Mortgages/charges over company’s registered capital or assets	None

Part 2: Corporate details of the Company Subsidiaries

Beijing Yuanxing Maiyang Information Technology Co., Ltd.

Registered name	Beijing Yuanxing Maiyang Information Technology Co., Ltd. (北京元兴迈扬信息科技有限公司)
Unified Social Credit Number	91110108MA01A8GB6W
Registration authority	Administration for Market Regulation in Haidian District, Beijing
Place of incorporation	PRC
Date of incorporation	2 February 2018
Registered office	Room 512, 5/F, SINA Headquarters Research Building, Zhongguancun Software Park Phase II, Haidian District, Beijing
Term	2 February 2018 to 1 February 2048
Registered capital	RMB 10,000,000
Management	Gu Haiyan (谷海燕) (Legal Representative, Director and Manager) MA Xiaoyue (马晓悦) (Supervisor)
Business Scope

Development, promotion, transfer, consultancy services and other services of technology; advertising design, advertising production, advertising agency and advertising publication; basic software services; application software services; computer system services; data processing (except for bank card centres and cloud computing data centres with a PUE value of 1.5 or above); organisation of cultural and artistic exchange activities (excluding business performances); business management; conference services; undertaking exhibition and display activities; consultancy of trading.

Registered and beneficial shareholders
Name	Percentage of registered capital held
Sina.com Technology (China) Co., Ltd. (新浪网技术（中国）有限公司)	100%
Mortgages/charges over company’s registered capital or assets	None

Jingning Jiaqiang Huicui Management Consulting Partnership (Limited Partnership)

Registered name	Jingning Jiaqiang Huicui Management Consulting Partnership (Limited Partnership) (景宁嘉强荟萃管理咨询合伙企业（有限合伙）)
Unified Social Credit Number	91331127MA2E4H933N
Registration authority	Administration for Market Regulation in Jingning She Autonomous County, Lishui City, Zhejiang Province
Place of incorporation	PRC
Date of incorporation	6 November 2020
Registered office	Room 201, Unit 1, Building 1, No. 39, Xinxing Lane, Hongxing Street, Jingning She Autonomous County, Lishui City, Zhejiang Province
Term	Long term
Registered capital	RMB 700,000,000
Management	Lishui Jiacui Management Consulting Co., Ltd. (丽水嘉萃管理咨询有限责任公司) (General Partner)
Business Scope

General: Business management consulting; business management; information consulting services (excluding licensed information consulting services); social and economic consulting services; corporate headquarters management.

Registered partners
Name	Percentage of registered capital held
Tianjin Heima Zongheng Equity Investment Center (Limited Partnership) (天津黑马纵横股权投资中心（有限合伙）)	70.4286%
Sina.com Technology (China) Co., Ltd. (新浪网技术（中国）有限公司)	28.5714%
Lishui Jiacui Management Consulting Co., Ltd. (丽水嘉萃管理咨询有限责任公司)	1%
Mortgages/charges over company’s registered capital or assets	None

SCHEDULE 2

Completion obligations

1.	SELLER’S OBLIGATIONS
1.1	The Seller must ensure that the following items are delivered to the Buyer:
(a)	the originals of all licenses, approvals and permits obtained or held by the Company since its incorporation;
(b)	the official chop, financial chop and contract chop of the Company and other chops capable of representing the Company;
(c)

all corporate books, financial statements, accounts and other records of the Company since its incorporation that are available in the archives of the Company, including but not limited to cheque books, capital verification reports, audit reports (if any), board resolution and minutes, etc.;

(d)

all contracts, agreements or other written documents to which the Company is a party, including but not limited to business contracts, loan contracts, guarantee contracts, applications, approvals, memos, notices, records or other documents; and

(e)	all keys to facilities, rooms and buildings which are owned, leased or occupied by the Company.
2.	BUYER’S OBLIGATIONS
2.1

At Completion the Buyer must pay the sum of RMB 1,506,630,000 (or the equivalent amount in USD as agreed between the Seller and the Buyer) by electronic transfer of funds into the account of the Sellers notified to the Buyer at least one (1) Business Day prior to the Completion in full satisfaction of the Purchase Price.

2.2

Payment in accordance with paragraph 2.1 above shall be a good and valid discharge of the Buyer’s obligation to pay the Purchase Price, and the Buyer is not required to investigate the subsequent application of the monies so paid.

SCHEDULE 3

Seller’s Warranties

1.	POWER TO SELL THE SALE INTEREST
1.1	The Seller is the sole legal owner of the Sale Interest and is entitled to sell and transfer to the Buyer the full legal and beneficial ownership of the Sale Interest on the terms of this Agreement.
1.2

The Seller has the right, power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party, and they constitute binding obligations on the Seller in accordance with their respective terms.

1.3	The Seller has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document (to which it is a party).
1.4

Except as expressly contemplated in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by the Seller in connection with the execution, performance or enforceability of this Agreement by the Seller.

1.5	Neither the execution by the Seller of this Agreement nor the performance by the Seller of any of its obligations under this Agreement will violate or conflict with:
(a)	a provision in the constitutional documents of the Seller; or
(b)	any material and significant contractual restrictions in an agreement or instrument which is binding on the Seller; or
(c)	any material order or judgement of a court, tribunal or governmental or regulatory body (of Hong Kong or elsewhere) which is binding on the Seller.
1.6

No resolution has been passed, or step taken, in relation to the Seller for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver, monitor, supervisor or similar officer over any or all of its assets.

2.	REGISTERED CAPITAL OF THE COMPANY
2.1	The registered capital of the Company has been fully paid and is beneficially owned and registered as set out in Part 1 of Schedule 1 free from any Encumbrance other than the Equity Pledge.

SCHEDULE 4

Buyer’s Warranties

1.	POWER TO PURCHASE THE SALE INTEREST
1.1

The Buyer has the right, power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party, and they constitute binding obligations on the Buyer in accordance with their respective terms.

1.2	The Buyer has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document (to which it is a party).
1.3

Except as expressly contemplated in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by the Buyer in connection with the execution, performance or enforceability of this Agreement by the Buyer.

1.4	Neither the execution by the Buyer of this Agreement nor the performance by the Buyer of any of its obligations under this Agreement will violate or conflict with:
(a)	a provision in the constitutional documents of the Buyer;
(b)	any material and significant contractual restrictions in an agreement or instrument which is binding on the Buyer; or
(c)	any material order or judgement of a court, tribunal or governmental or regulatory body (of Hong Kong or elsewhere) which is binding on the Buyer.
1.5

No resolution has been passed, or step taken, in relation to the Buyer for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver, monitor, supervisor or similar officer over any or all of its assets.

2.	LAWFUL SOURCES OF FUNDS.
2.1

The Buyer shall ensure that it has sufficient funds to pay for any amount due and payable by it on the day on the date of Completion on which the Purchase Price becomes due, and that any payment by it is made with legal sources of funds.

SCHEDULE 5

PRC Filing Equity Transfer Agreement

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